Exhibit 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Names Dan C. Schooley Senior Vice President
Midstream and Marketing

TULSA, OK - February 20, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced the promotion of Dan C. Schooley to Senior Vice President Midstream and Marketing. In this new position, Mr. Schooley, who has been with the Company since 2007 as Vice President of Marketing, will be responsible for the activities of Laredo Midstream Services, LLC (“LMS”, and formerly known as Laredo Gas Services), a wholly-owned subsidiary of Laredo.
LMS, formed in 2007, manages the gathering and marketing activities of Laredo. The growth of the Company has expanded the activities and responsibilities of LMS to include oversight of the build-out of the infrastructure necessary for the Laredo’s full-scale, multi-zone development plan and the expected production growth resulting from it. Mr. Schooley will oversee the expansion of the production corridors that are integral to the efficient movement of water, oil and gas to and from drilling locations.
“We are excited to have Dan leading our efforts at LMS,” commented Randy A. Foutch, Chairman and CEO of Laredo. “It is a testament to the strength of the organization that we have someone of Dan’s caliber to manage a part of the business that is so vital to the future of the Company. His midstream and marketing expertise has proven to be invaluable as we continue to expand on our muti-zone development plan and continue to create value in our Permian-Garden City asset.”
Mr. Schooley has more than 30 years of experience in the energy industry. Prior to joining Laredo, he was Vice President of gas supply at Superior Pipeline and was Vice President, Marketing and Risk Management at Latigo Petroleum, a company founded by Randy Foutch. He also spent 15 years with Oxley Petroleum where he oversaw the spin-out of the midstream business and was President of the successor company, Lumen. Mr. Schooley earned a Master of Science in Resource Economics and a Bachelor of Science in Forestry, both from Oklahoma State University.
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.

Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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